Exhibit 5

Robins, Kaplan, Miller & Ciresi L.L.P.
2800 LaSalle Plaza
800 LaSalle Avenue
Minneapolis, MN 55402-2015
Tel: 612-349-8500 Fax: 612-339-4181
www.rkmc.com

June 26, 2009

Best Buy Co., Inc.

7601 Penn Avenue South

Richfield, MN 55423

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-8 (the “Registration Statement”) of even date herewith of Best Buy Co., Inc., a Minnesota corporation (the “Company”), relating to a proposed public offering of an additional 13,500,000 shares of the Company’s common stock, par value $.10 per share (the “Common Stock”), pursuant to the Company’s 2004 Omnibus Stock and Incentive Plan, as amended, we, as counsel for the Company, have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of an additional 13,500,000 shares of Common Stock by the Company, and that when issued and sold as contemplated in the Registration Statement, such shares will be validly issued, fully paid and nonassessable.

We hereby consent to being named in the Registration Statement, and in the Prospectus related thereto, as counsel for the Company who have passed upon legal matters in connection with the issuance of the Common Stock.  We further consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

/s/ ROBINS, KAPLAN, MILLER & CIRESI L.L.P.